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CONTACTS:
John Barrett
Netergy Networks
(408) 654-0848
john.barrett@netergynet.com

FOR IMMEDIATE RELEASE

                       NETERGY NETWORKS ANNOUNCES LAWSUIT

SANTA CLARA, Calif., April 12, 2001 -- Netergy Networks, Inc. (Nasdaq: NTRG) announced today that it has been sued in British Columbia, Canada by Milinx Business Services, Inc. and Milinx Business Group Inc. Netergy is one of five named defendants in the lawsuit, the others being Sun Microsystems, Inc., Netscape Communications Canada Inc., Burntsand Inc., and Intraware Canada, Inc. Netergy learned of the lawsuit, which was filed April 6th, earlier today. The lawsuit seeks general, special and aggravated damages totaling in excess of $65 million Canadian plus interest, costs and any further relief the court may wish to provide. Netergy has no comment on the lawsuit other than to say it has retained counsel in British Columbia in connection with the action.